EXHIBIT 99.1
ParkOhio Announces Third Quarter 2021 Results

•Revenue of $359 million in Q3 2021, up 5% versus Q3 2020
◦Strong end-market demand in Supply Technologies
◦Continued Automotive production volatility affecting Assembly Components
◦Improved demand in Engineered Products with significant increased bookings of new capital equipment
•GAAP EPS loss of $(0.60); Adjusted EPS loss of $(0.32)
◦EPS loss driven by operating losses in Assembly Components segment caused by Automotive production volatility, raw material price inflation and higher labor costs

CLEVELAND, OHIO, November 2, 2021 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the third quarter of 2021.

THIRD QUARTER CONSOLIDATED RESULTS
Net sales increased 5.4% to $358.5 million in the third quarter of 2021 compared to net sales of $340.2 million in the third quarter of 2020. Net loss attributable to ParkOhio common shareholders was $7.2 million, or $0.60 per diluted share, in the third quarter of 2021, compared to net income of $5.3 million, or $0.44 per diluted share, in the third quarter of 2020. On an adjusted basis, net loss attributable to ParkOhio common shareholders was $0.32 per diluted share in the 2021 third quarter compared to adjusted net income of $0.52 per diluted share in the 2020 third quarter. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.
The net loss in the quarter resulted from the operational losses in certain plants in our Assembly Components segment caused by the ongoing global semiconductor micro-chip shortage, which impacted sales and production in these plants that provide highly engineered components to the automotive end market. The net sales impact of the micro-chip shortage was approximately $15 million and resulted in an estimated impact of $0.34 to our EPS during the quarter. In addition, raw material price inflation, higher labor costs and various supply chain constraints, including supplier delays that caused extended lead times and increasing freight costs, continued to impact our quarterly results in each business segment.
On a sequential basis compared to the second quarter of 2021, net sales were up 2.4%, adjusted EPS increased slightly and operating cash flow improved by $30.6 million.
Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, “While most of our business continues to build momentum throughout 2021, Assembly Components, which services mainly the automotive end market, was
-more-

particularly challenged. We continue to take aggressive action and anticipate improved performance over the near term as we continue to respond to significant variances caused by supply chain and inflation.”
THIRD QUARTER SEGMENT RESULTS

In Supply Technologies, net sales were $154.0 million, up 17% from $132 million in the 2020 period driven by strong customer demand in the majority of our end markets, most notably in heavy-duty truck, recreational vehicles, civil aerospace, semiconductor, and agricultural and industrial equipment. Average daily sales in our supply chain business were up 20% compared to the same period a year ago. Operating income in this segment increased by $0.1 million in the third quarter of 2021 compared to the third quarter a year ago. The margin percentage decrease from 8.0% last year to 6.9% in the 2021 quarter was driven by higher freight costs caused by global supply chain constraints. On a sequential basis, operating income was up $0.5 million and margin was up 30 basis points on comparable sales compared to the second quarter of 2021. During 2021, our focus on pricing initiatives to aggressively respond to the higher product costs in this segment have helped drive strong overall results in spite of the challenging macroeconomic conditions.

In Assembly Components, net sales were $120.2 million compared to $126.9 million the same quarter a year ago, and operating loss was $8.9 million in the 2021 quarter compared to operating income of $6.7 million in the 2020 quarter. The operating loss in the third quarter of 2021 was due to 1) the global semiconductor micro-chip shortages which impacted OEM production levels on certain key automotive platforms, 2) higher raw material price inflation, 3) labor shortages leading to higher labor costs, production inefficiencies, and plant downtime, and 4) charges of $1.8 million in connection with plant closure and consolidation activities. The impact of the global semiconductor micro-chip shortage on sales and operating income in the quarter was $13.1 million and $4.8 million, respectively. In addition, rising raw material prices in our aluminum casting and rubber products businesses increased our costs by approximately $5.0 million compared to the same period a year ago. In response to these macroeconomic headwinds, we are aggressively taking action, including automating certain manufacturing processes to combat labor shortages; implementing changes to improve plant productivity; and implementing customer price increases.

In Engineered Products, net sales were $84.3 million, up 4% compared to $81.3 million in last year's third quarter. The increase was driven by improved results in our capital equipment business, in which net sales were up 10% in the third quarter of 2021 compared to the same period a year ago. Segment operating income was $0.6 million, which included charges of $0.6 million for plant closure and consolidation. On a sequential basis, profitability improved by $1.3 million compared to the second quarter of 2021. The improved sequential performance was driven by increased sales levels, improved manufacturing efficiencies, and the benefits from cost-reduction actions implemented in 2020. Bookings of new capital equipment orders totaled more than $60 million in the third quarter, an increase of 180% compared to the same period a year ago and 40% compared to the second quarter of 2021.
YEAR-TO-DATE CONSOLIDATED RESULTS

Net sales were $1,068.1 million in the first nine months of 2021 compared to net sales of $934.8 million in the 2020 period. Net loss attributable to ParkOhio common shareholders was $7.0 million, or $0.58 per diluted share, in the first nine months of 2021, compared to a net loss of $10.1 million, or $0.83 per diluted share, in the first nine months of 2020. On an adjusted basis, net loss attributable to ParkOhio common shareholders was $0.11 per diluted share in the 2021 period compared to a net loss of $0.52 per diluted share in the 2020 period. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.

During the first nine months of 2021, net working capital increased $45.1 million, due primarily to increased inventory levels as a result of increased customer demand, elongated supplier lead times and increased raw material prices. EBITDA as defined was $13.3 million in the third quarter of 2021 compared to $25.7 million in the 2020 third quarter. Please refer to the table that follows for a reconciliation of net income to EBITDA as defined.

UPDATED FULL YEAR 2021 OUTLOOK

For the year ending December 31, 2021, we expect organic sales growth to be 10% to 12% and total capital expenditures to be within our previously announced range of $28 million to $32 million. We expect our EBITDA as defined margin for 2021 to be reduced to approximately 5%, resulting from the impacts of the ongoing global micro-chip shortage and increasing raw material and supply chain costs. And finally, due primarily to higher working capital requirements in our businesses during 2021, we expect to utilize cash of $25 million to $30 million in 2021 for free cash flow purposes. Please refer to table that follows for a reconciliation of net cash provided by operating activities to free cash flow.

CONFERENCE CALL

A conference call reviewing ParkOhio’s third quarter 2021 results will be broadcast live over the Internet on Wednesday, November 3, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 120 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.
This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial position and liquidity, including, without limitation, supply chain issues such as the global semiconductor micro-chip shortage and logistic issues; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; public health issues, including the outbreak of COVID-19 and its impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In millions, except per share data)
Net sales	$358.5	$340.2	$1,068.1	$934.8
Cost of sales	318.4	290.5	936.1	817.0
Gross profit	40.1	49.7	132.0	117.8
Selling, general and administrative expenses	45.1	38.7	128.1	114.7
Operating (loss) income	(5.0)	11.0	3.9	3.1
Other components of pension income and other postretirement benefits expense, net	2.4	1.9	7.3	5.5
Interest expense, net	(7.6)	(7.4)	(22.4)	(22.9)
(Loss) income before income taxes	(10.2)	5.5	(11.2)	(14.3)
Income tax benefit (expense)	2.8	(0.3)	3.7	3.8
Net (loss) income	(7.4)	5.2	(7.5)	(10.5)
Net loss attributable to noncontrolling interests	0.2	0.1	0.5	0.4
Net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders	$(7.2)	$5.3	$(7.0)	$(10.1)

(Loss) income per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic	$(0.60)	$0.44	$(0.58)	$(0.83)
Diluted	$(0.60)	$0.44	$(0.58)	$(0.83)
Weighted-average shares used to compute (loss) income per share:
Basic	12.1	12.0	12.0	12.1
Diluted	12.1	12.0	12.0	12.1

Dividends per common share	$0.125	$—	$0.375	$0.125

Other financial data:
EBITDA as defined	$13.3	$25.7	$52.7	$47.0

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted (loss) income is a non-GAAP financial measure that the Company is providing in this press release. Adjusted (loss) income is net loss calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted (loss) income to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income. Adjusted (loss) income is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net loss calculated in accordance with GAAP. Adjusted (loss) income herein may not be comparable to similarly titled measures of other companies. The following table reconciles net loss to adjusted (loss) income:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders	$(7.2)	$(0.60)	$5.3	$0.44	$(7.0)	$(0.58)	$(10.1)	$(0.83)
Adjustments:
Plant closure and consolidation, severance and other costs	4.3	0.36	1.8	0.15	7.0	0.59	5.6	0.46
Acquisition-related expenses	—	—	—	—	0.4	0.03	—	—
Tax effect of above adjustments	(1.0)	(0.08)	(0.5)	(0.04)	(1.8)	(0.15)	(1.4)	(0.12)
Income tax benefit related to Transition Tax adjustment	—	—	(0.4)	(0.03)	—	—	(0.4)	(0.03)
Adjusted (loss) income	$(3.9)	$(0.32)	$6.2	$0.52	$(1.4)	$(0.11)	$(6.3)	$(0.52)

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA as defined reflects net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net (loss) income or cash flow information calculated in accordance with GAAP. EBITDA as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net (loss) income to EBITDA as defined:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In millions)
Net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders	$(7.2)	$5.3	$(7.0)	$(10.1)
Add back:
Interest expense, net	7.6	7.4	22.4	22.9
Income tax benefit	(2.8)	0.3	(3.7)	(3.8)
Depreciation and amortization	9.7	9.1	28.9	26.9
Stock-based compensation expense	1.7	1.6	4.7	4.4
Plant closure and consolidation, severance and other costs	4.3	1.8	7.0	5.6
Acquisition-related expenses	—	—	0.4	—
Other	—	0.2	—	1.1
EBITDA as defined	$13.3	$25.7	$52.7	$47.0

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2021	December 31, 2020
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$59.6	$55.0
Accounts receivable, net	253.7	248.1
Inventories, net	386.4	310.9
Prepaid and other current assets	78.8	92.4
Total current assets	778.5	706.4
Property, plant and equipment, net	232.4	236.6
Operating lease right-of-use assets	66.9	68.6
Goodwill	112.0	110.9
Intangible assets, net	83.0	86.8
Other long-term assets	97.1	91.2
Total assets	$1,369.9	$1,300.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$185.6	$166.7
Current portion of long-term debt and short-term debt	8.9	11.6
Current portion of operating lease liabilities	13.3	12.9
Accrued expenses and other	122.1	115.9
Total current liabilities	329.9	307.1
Long-term liabilities, less current portion:
Long-term debt	592.1	517.8
Long-term operating lease liabilities	54.2	56.7
Other long-term liabilities	56.0	61.0
Total long-term liabilities	702.3	635.5
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	325.6	344.2
Noncontrolling interests	12.1	13.7
Total equity	337.7	357.9
Total liabilities and shareholders' equity	$1,369.9	$1,300.5

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2021	2020
	(In millions)
OPERATING ACTIVITIES
Net loss	$(7.5)	$(10.5)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	28.9	26.9
Stock-based compensation expense	4.7	4.4
Changes in operating assets and liabilities:
Accounts receivable	(6.6)	9.6
Inventories	(74.7)	20.8
Prepaid and other current assets	11.5	0.6
Accounts payable and accrued expenses	24.7	(18.2)
Other	(6.9)	(0.8)
Net cash (used) provided by operating activities	(25.9)	32.8
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(24.9)	(14.9)
Business acquisition, net of cash acquired	(5.4)	—
Proceeds from sale of an asset	—	1.4
Net cash used by investing activities	(30.3)	(13.5)
FINANCING ACTIVITIES
Proceeds (payments) from revolving credit facility, net	78.4	(7.7)
Payments on other debt	(5.4)	(8.1)
Proceeds from other debt	2.3	3.8
Payments on finance lease facilities, net	(3.5)	(2.6)
Dividends	(4.7)	(1.6)
Purchases of treasury shares	(2.5)	(7.2)
Payments of withholding taxes on share awards	(2.6)	(0.7)
Net cash provided (used) by financing activities	62.0	(24.1)
Effect of exchange rate changes on cash	(1.2)	(0.3)
Increase (decrease) in cash and cash equivalents	4.6	(5.1)
Cash and cash equivalents at beginning of period	55.0	56.0
Cash and cash equivalents at end of period	$59.6	$50.9
Interest paid	$15.6	$15.7
Income taxes (received) paid, net	$(4.6)	$2.0

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In millions)
Net sales:
Supply Technologies	$154.0	$132.0	$466.7	$367.2
Assembly Components	120.2	126.9	355.7	310.0
Engineered Products	84.3	81.3	245.7	257.6
	$358.5	$340.2	$1,068.1	$934.8
Segment operating income (loss):
Supply Technologies	$10.7	$10.6	$33.2	$20.1
Assembly Components	(8.9)	6.7	(8.6)	(1.6)
Engineered Products	0.6	1.3	(1.3)	4.3
Total segment operating income	2.4	18.6	23.3	22.8
Corporate costs	(7.4)	(7.6)	(19.4)	(19.7)
Operating (loss) income	(5.0)	11.0	3.9	3.1
Other components of pension income and other postretirement benefits expense, net	2.4	1.9	7.3	5.5
Interest expense, net	(7.6)	(7.4)	(22.4)	(22.9)
(Loss) income before income taxes	$(10.2)	$5.5	$(11.2)	$(14.3)

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Free cash flow is a non-GAAP financial measure that the Company is providing in this press release. Free cash flow is calculated as net cash provided by operating activities minus purchases of property, plant and equipment. The Company presents this non-GAAP financial measure because management uses free cash flow to assess the Company's performance and allocate its capital for various purposes. Free cash flow is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, cash flow calculated in accordance with GAAP. Free cash flow herein may not be comparable to similarly titled measures of other companies. The following table reconciles net cash provided by operating activities to free cash flow:

	2021 Full Year Forecast
	(In millions)
	Low	High
Net cash provided by operating activities	$2.0	$3.0
Purchases of property, plant and equipment	(32.0)	(28.0)
Free cash flow	$(30.0)	$(25.0)